SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 3)

                              COFFEE PEOPLE, INC.
-----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92189108
-----------------------------------------------------------------------------
                                 (CUSIP Number)




   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                              ------------------------
CUSIP NO.  192189108                  13G                  Page 2 of 4 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           MAZAMA CAPITAL MANAGEMENT, LLC     91-1858217

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) |_|
                                                              (b) |_|

-------------------------------------------------------------------------------
3.   SEC USE ONLY



-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           OREGON

-------------------------------------------------------------------------------
                5.  SOLE VOTING POWER
   NUMBER OF
    SHARES                N/A   (see Item 5)
                ---------------------------------------------------------------
                6.  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY               N/A   (see Item 5)
                ---------------------------------------------------------------
     EACH       7.  SOLE DISPOSITIVE POWER
   REPORTING
                          N/A   (see Item 5)
                ---------------------------------------------------------------
    PERSON      8.  SHARED DISPOSITIVE POWER
     WITH
                          N/A   (see Item 5)
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           N/A
-------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

           IA

-------------------------------------------------------------------------------
                              *SEE INSTRUCTIONS

Item 1.

      (a)  Name of Issuer:     Coffee People, Inc.

      (b)  Address of Issuer's Principal Executive Offices:

                     11480 Commercial Parkway
                      Castroville, California  95012

Item 2.

      (a)  Name of Person Filing:   Mazama Capital Management, LLC

      (b)  Address of Principal Business Office or, if none, Residence:

                    One S.W. Columbia St., Suite 1860
                    Portland, Oregon  97258

      (c)  Citizenship:   State of Oregon

      (d)  Title of Class of Securities:  Common Stock

      (e)  CUSIP Number:       92189108

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

      (a)[   ]  Broker or Dealer registered under Section 15 of the Act

      (b)[   ]  Bank as defined in section 3(a)(6) of the Act

      (c)[   ]  Insurance Company as defined in section 3(a)(19) of the Act

      (d)[   ]  Investment   Company   registered   under  section  8  of  the
Investment Company Act

      (e)[X]    Investment   Adviser  registered  under  section  203  of  the
           Investment Advisers Act of 1940

      (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
           see s 240.13d-1(b)(1)(ii)(F)

      (g)[   ]  Parent     Holding     Company,     in     accordance     with
           s 240.13d-1(b)(1)(ii)(G)

      (h)[   ]  Group, in accordance with s 240.13d-1(b)(1)(ii)(H)

Item 4.    Ownership

      (a)  Amount Beneficially Owned:     N/A (see Item 5)

      (b)  Percent of Class:   N/A

      (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:
           (ii) shared power to vote or to direct the vote:
           (iii)sole power to dispose or to direct the disposition of:
           (iv) shared power to dispose or to direct the disposition of:

Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
|X|

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person

           N/A

Item 7.    Identification   and   Classification   of  the  Subsidiary   Which
           Acquired  the  Security  Being  Reported  on by the Parent  Holding
           Company

           N/A

Item 8.    Identification and Classification of Members of the Group

           N/A

Item 9.    Notice of Dissolution of Group

           N/A

Item 10.   Certification

           N/A

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: February 10, 1999

                               MAZAMA CAPITAL MANAGEMENT, LLC



                               By:  /s/ Brian Alfrey
                                    Brian Alfrey, Vice President